FOR IMMEDIATE RELEASE

CONTACT:
Mike Rohrkemper, CFO
(859) 586-0600 x1416
investor@pomeroy.com
--------------------

            POMEROY IT SOLUTIONS ACQUIRES ESERV SOLUTIONS GROUP, LLC
            --------------------------------------------------------

HEBRON, KY; December 31, 2003 --- Pomeroy IT Solutions (NASDAQ:PMRY) ("Pomeroy") and its wholly owned subsidiary, Pomeroy Select Integration Solutions, announced today the successful completion of their acquisition of eServ Solutions Group, LLC ("eServ"), a Rock Island, Illinois based IT solutions and professional services provider. For the ten months ended October 31, 2003, eServ recorded revenues of approximately $6 million. eServ's primary service offerings include network infrastructure, enterprise storage and server solutions.

Commenting on the transaction, Steve Pomeroy, President of Pomeroy, said:

"eServ's success in the high level infrastructure solutions space will allow Pomeroy to enhance the breadth and scope of our company's portfolio of service offerings. Through this acquisition, Pomeroy will also have an opportunity to expand its geographic reach in the Midwest by entering entirely new markets in Peoria, the Quad Cities and Central Illinois and increasing our existing presence in Central and Eastern Iowa."

As a solution provider, Pomeroy offers three categories of service: enterprise consulting, enterprise infrastructure solutions and life cycle services. The Pomeroy Companies have clientele across a broad spectrum of industries, governments and educational organizations. The Pomeroy Companies employ approximately 1,500 individuals, more than half of whom are technical personnel, and maintain 26 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, and West Virginia. For the year ended January 5, 2003, the Pomeroy Companies reported revenues of $703 million.

Certain statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, the estimated needs of customers as conveyed to the Company, market conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding the Company's performance thereunder, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.

CONTACT: Pomeroy IT Solutions, Inc.

Investor Relations

Michael E. Rohrkemper, 859-586-0600, ext. 1416

Email: investor@pomeroy.com

Company Website: www.pomeroy.com


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